Exhibit 99.51

Contact: Martin von Dyck Executive Vice President	35 Industrial Parkway Branchburg, NJ. USA Phone 908 722 5000 www.hydromer.com	Hydromer, Inc.

Press Release

Hydromer Enters Into a Exclusive License Agreement with Ortopro AS for Implantable Orthopedic Devices

Branchburg, March 07, 2013 --- Hydromer, Inc. (HYDI.PK) announced that it entered into a royalty bearing Exclusive License Agreement with Ortopro AS (Ortopro) of Turkey.

Under the terms of this agreement, OrtoPro is licensed to use proprietary Hydromer® biofilm resistant coatings on various implantable orthopedic devices, such as bone screws. Test data has indicated that the licensed Hydromer coating formulation aids in reducing the infection risk of such implants. Ortopro has agreed to conduct additional biological and biocompatibility studies hopefully leading to regulatory approval in the Exclusive Territory of Turkey.

“We are tremendously proud and honored with our new relationship, which will help propel Hydromer’s entry into the lucrative orthopedic implant market”, commented Martin von Dyck, Executive Vice President of Hydromer, Inc., adding, “Hydromer and Ortopro have been working closely together in addressing the vexing problem of infections associated with orthopedic implants which are very difficult to resolve using conventional intravenous antibiotic therapy. In fact, often an infected implant must be removed or treated via another surgical procedure. It is our belief that the new Hydromer formula will mitigate this infection risk”

About Hydromer, Inc.: Hydromer, Inc. is a bio-technology-based company involved in the research and development, manufacture, contract coating and commercialization of specialized polymer and hydrogel products for medical device, animal health, cosmetic, personal care, and industrial uses. These technologies include Hydromer lubricious / anti-microbial / anti-thrombogenic / cell anti-mitosis / cell growth enhancing coatings for the medical marketplace.

For additional information please visit the following Web-site: www.hydromer.com

Hydromer® is a registered trademark of Hydromer, Inc.